Exhibit 99.1

Mid-Con Energy Partners, LP Announces Closing of Strategic Transaction and New Borrowing Base

TULSA, April 1, 2019 – On March 28, 2019, Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”), through its wholly owned subsidiary, Mid-Con Energy Properties, LLC, closed the previously announced transactions to sell substantially all of its Texas assets for $60.0 million and to acquire producing properties in Caddo, Grady, and Osage Counties, Oklahoma for $27.5 million, both subject to customary purchase price adjustments.  In conjunction with these transactions, the Partnership closed on Amendment No. 13 to our Credit Agreement, setting the borrowing base at $110.0 Million.

“We are pleased to report that the previously announced transactions have closed as expected,” stated Mid-Con Energy’s CEO, Jeff Olmstead.  “Going forward, the Partnership will benefit from a significantly lower outstanding debt balance, a low decline rate asset base, and the flexibility to spend its free cash flow on developing our existing inventory of projects, acquiring new assets, or repaying outstanding debt.”

Details of the transactions include the following:

•	Sale of substantially all of its Texas properties for $60.0 million, subject to customary purchase price adjustments;
•	Purchase of producing properties in Caddo, Grady, and Osage Counties, Oklahoma for $27.5 million, subject to customary purchase price adjustments;
•	Excess cash used to reduce senior debt balance to $68.0 million as of March 31, 2019; and
•	New borrowing base of $110.0 million; providing $41.0 million in liquidity, net of letters of credit.

Olmstead further stated, “Post-close, our asset base consists of long-lived, low decline properties with numerous opportunities for growth from developing new waterfloods in Oklahoma and Wyoming, as well as operational efficiencies in both areas.  As we execute on our plan for this year, we expect to see value enhancement on both existing producing assets, as well as new development, which should continue to decrease our leverage and provide the opportunity for an increase to our borrowing base.  We also expect to have excess free cash flow, after our capital expenditures, which will be used to either continue paying down debt or to make accretive transactions.”

Oklahoma Assets Acquired

The properties acquired by the Partnership on March 28, 2019 are in Caddo, Grady and Osage Counties, Oklahoma, including 10 mature waterflood units. These assets are low decline, long-lived properties with opportunities to both grow production and decrease current operating expenses through operational efficiencies. Certain highlights of the assets acquired are as follows:

•	Net proved developed producing reserves of 5.5 MMBoe (96% oil), as of April 1, 2019, based on March 31, 2019 SEC pricing;
•	Production for fourth quarter 2018 was 1,347 Boe/d; and
•	Average PDP decline rate of less than 5%

Borrowing Base Update

On March 28, 2019, in conjunction with the closing of the transactions to divest and acquire producing assets, the Partnership and its lenders have executed Amendment No. 13 to the Credit Agreement.  Highlights of the Amendment are:

•	Borrowing Base of $110.0 Million.
•

Leverage Ratio will be calculated on a building, period annualized basis, beginning with the 2nd quarter 2019.  The calculation for the period ending June 30, 2019 will be based on the trailing 3 months Consolidated EBITDAX, on an annualized basis.  The calculation for the period ending September 30, 2019 will be based on the trailing 6 months annualized. The calculation for the period ending December 31, 2019 will be based on the trailing 9 months annualized.  The calculation for all periods ending March 31, 2020, and later, will be based on the trailing 12 months.

•	The next regularly scheduled borrowing base review will occur in the fall of 2019.
•	As of March 31, 2019, the Partnership had $68.0 Million outstanding on its Line of Credit.

ABOUT MID-CON ENERGY PARTNERS, LP

Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery. Mid-Con Energy’s core areas of operation are located in Oklahoma and Wyoming. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” “pursue,” “target,” “will” and the negative of such terms or other comparable terminology. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the “Forward-Looking Statements” and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2018, and in other documents and reports we file from time to time with the SEC.

INVESTOR RELATIONS CONTACT

IR@midcon-energy.com

(918) 743-7575